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                                                                     EXHIBIT 8.1


__________________, 2001



Women.com Networks, Inc.
1820 Gateway Drive
San Mateo, CA 94404-2471


Ladies and Gentlemen:

We have acted as counsel to Women.com Networks, Inc., a Delaware corporation (the "Company"). in connection with the proposed merger of Stanhope Acquisition Sub, LLC, a Delaware limited liability company ("Merger Sub") and wholly-owned subsidiary of iVillage Inc., a Delaware corporation ("Parent") with and into Company (the "Merger"), pursuant to the Agreement and Plan of Merger dated as of February 5, 2001 as amended February 22, 2001 (the "Reorganization Agreement"), by and among Parent, Merger Sub and Company.

This opinion is being delivered to you in connection with the Form S-4 Registration Statement (the "Registration Statement") filed pursuant to the Reorganization Agreement. Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement.

For the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

         (a) the Reorganization Agreement;

         (b) the Registration Statement which includes the Proxy
Statement/Prospectus of Parent that is a part of the Registration Statement (the "Preliminary Prospectus");

         (c) such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub and the Company and to the consummation of the Merger and the other transactions contemplated by the Reorganization Agreement as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

         (a) Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents. and that all such Women.com Networks, Inc.


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Women.com Networks, Inc.

_____________,2001
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documents have been (or will be by the Effective Time of the Merger) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof

         (b) All representations, warranties and statements made or agreed to by Parent, Merger Sub and the Company, their managements, employees, officers, directors and stockholders in connection with the Merger, including, but not limited to, those set forth in the Reorganization Agreement (including the exhibits thereto) are true and accurate at all relevant times and any representation or statement made "to the knowledge of" or similarly qualified is correct without such qualification;

         (c) Merger Sub merges with and into the Company in accordance with the Reorganization Agreement and all covenants contained in the Reorganization Agreement (including exhibits thereto) are performed without waiver or breach of any material provision thereof.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that

         (i) No gain or loss will be recognized by the Company as a result of the Merger,

         (ii) Each Company Stockholder will recognize gain or loss in the Merger equal to the difference between:

          (a) the amount of cash received, the fair market value of the Parent Common Stock received (based upon the value of the Parent Common Stock on the date of the Merger), and the fair market value, if any, of the rights received pursuant to the rights offering (based upon the value of the rights on the date of distribution), and

          (b) the Company Stockholder's tax basis in the Company Stock exchanged therefor.

         (iii) The tax basis of the Parent Common Stock received by Company Stockholders in the Merger will be equal to the fair market value of such Parent Common Stock on the date of the merger,

         (iv) The tax holding period of the Parent Common Stock that the Company Stockholders receive in the Merger will begin on the day after the Merger.


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Women.com Networks, Inc.

___________________2001
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In addition, we have reviewed the discussions entitled "Material Federal Income
Tax Consequences of the Merger" and "The Rights Offering--Certain Federal Income Tax Consequences" contained in the Preliminary Prospectus, and believe that the discussions, insofar as they relate to statements of law and legal conclusions, accurately set forth the material federal income tax considerations of the Merger generally applicable to the Company and its stockholders.

Our opinion has relied upon the facts pertinent to the United States federal income tax treatment of the Merger stated in the documents we have examined. Our opinion cannot be relied upon if any of the representations. warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion does not address the various state, local or foreign Tax consequences that may result from the Merger or the other transactions contemplated by the Reorganization Agreement. No opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Reorganization Agreement, including the deductibility of any loss recognized in the Merger by any particular stockholder of the Company, except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. In addition, no opinion is expressed as to any transaction other than the Merger as described in the Reorganization Agreement


This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is being delivered solely in connection with the filing of the Registration Statement. It is intended for the benefit of the Company and its stockholders and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent.

We Consent to the reference to our firm under the caption "Material Federal Income Tax Consequences" in the Preliminary Prospectus and to the reproduction and filing of this opinion as an. exhibit to the Registration Statement.


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Women.com Networks, Inc.

__________________, 2001
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Sincerely,



Webb B. Morrow III